Exhibit 99.2

HARVARD BIOSCIENCE, INC.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On January 22, 2018, Harvard Bioscience, Inc., a company organized under the laws of Delaware (the “Company”), entered into a definitive merger agreement (the “Merger Agreement”) with Plymouth Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“MergerCo”) and Data Sciences International, Inc., a Delaware corporation (“DSI”), pursuant to which the Company would acquire DSI for approximately $70 million (subject to adjustment for net working capital and other customary adjustments, the “Merger Consideration”), by merging MergerCo with and into DSI, with DSI continuing as the surviving entity and wholly owned subsidiary of the Company (the “Merger”). On January 31, 2018, the Company completed its previously announced acquisition of DSI.

Also, on January 22, 2018, the Company entered into a Purchase Agreement (the “Sale Agreement”) pursuant to which the Company sold substantially all of the assets of its wholly-owned subsidiary, Denville Scientific, Inc. (“Denville”) to Thomas Scientific, LLC (“Thomas Scientific”) for approximately $20 million, which includes a $3 million earn-out provision. At the completion of the sale, the Company received $17 million in cash from Thomas Scientific, including cash held in escrow.

The Company financed the acquisition of DSI through a combination of debt, the proceeds from the sale of Denville, and cash on hand. On January 31, 2018, the Company entered into a financing agreement by and among the Company and certain subsidiaries of the Company parties thereto, as borrowers (collectively, the “Borrower”), certain subsidiaries of the Company parties thereto, as guarantors, various lenders from time to time party thereto (the “Lenders”), and Cerberus Business Finance, LLC, as collateral agent and administrative agent for the Lenders (the “Financing Agreement”). The Financing Agreement provides for senior secured credit facilities (the “Senior Secured Credit Facilities”) comprised of a $64 million term loan and a $25 million revolving line of credit. The proceeds of the term loan and $4.8 million of advances under the revolving line of credit were used to fund a portion of the Merger (as described above), and to pay fees and expenses related thereto and the closing of the Senior Secured Credit Facilities.

The unaudited pro forma consolidated balance sheet as of December 31, 2017 has been prepared to give effect to the sale of Denville and acquisition of DSI as if they occurred on December 31, 2017. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2017 has been prepared to give effect to the sale of Denville and acquisition of DSI as if they occurred on January 1, 2017.

The unaudited pro forma financial information was prepared utilizing our historical financial data derived from the audited consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the SEC on March 16, 2018. The pro forma adjustments are described in the notes to the unaudited pro forma information and are based upon available information and assumptions that we believe are reasonable. Unaudited pro forma financial information was previously furnished for the Denville sale and included in Exhibit 99.2 on Form 8-K filed with the SEC on January 26, 2018.

The unaudited pro forma financial information included herein is for informational purposes only and is not necessarily indicative of what our financial performance and financial position would have been had the transactions been completed on the dates assumed nor is such unaudited pro forma financial information necessarily indicative of the results to be expected in any future period. Actual results may differ significantly from those reflected herein the unaudited pro forma financial statements for various reasons, including but not limited to, the differences between the assumptions used to prepare the unaudited pro forma consolidated financial statements and actual results.

HARVARD BIOSCIENCE, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(in thousands, except share and per share data)

	December 31, 2017
	Harvard Bioscience, Inc.	Denville (Disc Ops)	DSI (Acquiree)	Pro Forma		Pro Forma
	Historical	Adjustments (a)	Historical	Adjustments	Notes	Combined
Assets
Current assets:
Cash and cash equivalents	$5,733	$15,750	$9,098	$(24,566)	(b)	$6,015
Accounts receivable, net of allowance for doubtful accounts	16,236	(2,854)	6,533			19,915
Inventories	21,353	(4,483)	7,256	3,816	(c)	27,942
Other receivables and other assets	4,213	(196)	499			4,516
Total current assets	47,535	8,217	23,386	(20,750)		58,388
Property, plant and equipment, net	4,140	(396)	2,134			5,878
Deferred income tax assets - non-current	182	-	8,919	(7,067)	(d)	2,035
Amortizable intangible assets, net	15,960	(5,930)	813	39,505	(e)	50,348
Goodwill	39,969	(4,267)	1,874	18,041	(f)	55,617
Other indefinite lived intangible assets	1,244	-	-			1,244
Other assets	324	1,020	193			1,537
Total assets	$109,355	$(1,356)	$37,319	$29,729		$175,047
Liabilities and Stockholders' Equity
Current liabilities:
Current portion, long-term debt	$2,765	$-	$2,776	$(3,866)	(g)	$1,675
Accounts payable	5,404	(994)	1,317			5,727
Deferred revenue	633	(120)	1,243	(310)	(h)	1,446
Accrued income taxes	387	-	762			1,149
Accrued expenses	4,551	(717)	4,637	2,000	(i)	10,471
Other liabilities - current	301	-	-			301
Total current liabilities	14,041	(1,831)	10,735	(2,176)		20,769
Long-term debt, less current installments	8,983	-	6,737	51,405	(g)	67,125
Deferred income tax liabilities - non-current	3,964	(1,311)	-			2,653
Other long term liabilities	1,466	-	487	3,730	(j)	5,683
Total liabilities	28,454	(3,142)	17,959	52,959		96,230
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share, 5,000,000 shares authorized	-	-	-	-		0
Common stock, par value $0.01 per share, 80,000,000 shares authorized;
42,763,985 shares issued and 35,018,478 shares outstanding	419					419
Additional paid-in-capital	218,792		19,360	(19,360)	(k)	218,792
Accumulated deficit	(116,967)	1,786		(3,869)	(l)	(119,050)
Accumulated other comprehensive loss	(10,676)					(10,676)
Treasury stock at cost, 7,745,507 common shares	(10,668)					(10,668)
Total stockholders' equity	80,900	1,786	19,360	(23,229)		78,817
Total liabilities and stockholders' equity	$109,355	$(1,356)	$37,319	$29,729		$175,047

HARVARD BIOSCIENCE, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Year Ended December 31, 2017
	Harvard Bioscience, Inc.	Denville (Disc Op)		DSI (Acquiree)	Pro Forma		Pro Forma
	Historical	Adjustments (a)		Historical (m)	Adjustments	Notes	Combined
Revenues	$101,882		$(24,475)	$43,981	(263)	(n)	$121,124
Cost of revenues	54,285		(16,251)	15,902	(100)	(e)	53,836
Gross profit	47,597		(8,224)	28,079			67,288
Sales and marketing expenses	21,036		(5,954)	9,323			24,405
General and administrative expenses	18,575		(1,049)	6,100	(94)	(e)	23,532
Research and development expenses	5,645		-	5,956			11,601
Amortization of intangible assets	2,442		(889)	-	4,508	(e)	6,061
Total operating expenses	47,698		(7,892)	21,379			65,599
Operating (loss) income	(101)		(332)	6,700			1,689
Other income (expense):
Foreign exchange	(534)		-	254			(280)
Interest income	-		-	163			163
Interest expense	(713)		-	(639)	(4,249)	(o)	(5,601)
Other expense, net	(740)		1,064	14	(3,869)	(l)	(3,531)
Other income (expense), net	(1,987)		1,064	(208)			(9,249)
(Loss) income before income taxes	(2,088)		732	6,492			(7,560)
Income tax (benefit) expense	(1,223)		-	3,276	(3,271)	(p)	(1,218)
Net (loss) income	$(865)		$732	3,216			$(6,341)
(Loss) earnings per share:
Basic (loss) earnings per common share	$(0.02)	$					$(0.18)
Diluted (loss) earnings per common share	$(0.02)	$					$(0.18)
Weighted average common shares:
Basic	34,753						34,753
Diluted	34,753						34,753

HARVARD BIOSCIENCE, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

The historical consolidated financial statements have been adjusted in the unaudited pro forma consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the sale of Denville and the acquisition of DSI, (2) factually supportable and (3) with respect to the unaudited pro forma consolidated statements of operations, expected to have a continuing impact on the combined results following the aforementioned transactions. The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of DSI’s assets acquired and liabilities assumed and conformed the accounting policies of DSI to its own accounting policies. The unaudited pro forma consolidated financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition and divestiture occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of DSI as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.

Note 2 — Financing

As described above, as well as in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2018, on January 31, 2018, the Company entered into the Financing Agreement.

The Financing Agreement comprised of a $64.0 million term loan and up to a $25.0 million revolving line of credit. The proceeds of the term loan and $4.8 million of advances under the revolving line of credit were used to fund a portion of the DSI acquisition, and to pay fees and expenses related thereto. In addition, the revolving facility is available for use by the Company and its subsidiaries for general corporate and working capital needs, and other purposes to the extent permitted by the Financing Agreement. The Senior Secured Credit Facilities have a maturity of five years. At the closing date of the Financing Agreement, as disclosed in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2018, the Company had approximately $14.5 million of available borrowing capacity under the revolving line of credit.

Commencing on March 31, 2018, the outstanding term loan will amortize in equal quarterly installments equal to $0.4 million per quarter on such date and during each of the next three quarters thereafter, $0.6 million per quarter during the next four quarters thereafter and $0.8 million per quarter thereafter, with a balloon payment at maturity.

The obligations of the Borrower under the Senior Secured Credit Facilities are unconditionally guaranteed by the Company and certain of the Company’s existing and subsequently acquired or organized subsidiaries. The Senior Secured Credit Facilities and related guarantees are secured on a first-priority basis (subject to certain liens permitted under the Financing Agreement) by a lien on substantially all the tangible and intangible assets of the Borrower and the subsidiary guarantors, including all of the capital stock held by such obligors (subject to a 65% limitation on pledges of capital stock of foreign subsidiaries), subject to certain exceptions.

Interest on all loans under the Senior Secured Credit Facilities is paid monthly. Borrowings under the Financing Agreement accrue interest at a per annum rate equal to, at the Borrower’s option, a base rate plus 4.75% or a LIBOR rate plus 6.25%. The loans are also subject to a 1.25% interest rate floor for LIBOR loans and a 4.25% interest rate floor for base rate loans.

The Financing Agreement contains customary representations and warranties and affirmative covenants applicable to the Company and its subsidiaries and also contains certain restrictive covenants, including, among others, limitations on the incurrence of additional debt, liens on property, acquisitions and investments, loans and guarantees, mergers, consolidations, liquidations and dissolutions, asset sales, dividends and other payments in respect of the Company’s capital stock, prepayments of certain debt, transactions with affiliates and modifications of organizational documents, material contracts, affiliated practice agreements and certain debt agreements. The Financing Agreement also contains customary events of default.

Note 3 — Preliminary Purchase Price Allocation

The Company has performed a preliminary valuation analysis of the fair market value of DSI’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date (in thousands):

Cash	$2,576
Accounts receivable	5,069
Inventory	11,512
Other assets	846
Property, plant and equipment	2,090
Identifiable intangible assets	40,318
Goodwill	18,731
Deferred tax assets, net	1,852
Accounts payable	(1,548)
Accrued Expenses and other liabilities	(10,598)
Long-term debt	-
Deferred revenue	(848)
Total consideration	$70,000

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and statements of operations. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in allocations to intangible assets such as trade names, technology and customer relationships as well as goodwill and (2) other changes to assets and liabilities.

Note 4 — Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)	Refer to the Denville adjustments described in the pro forma financial information filed within the Form 8-K on January 26, 2018.

(b)	This adjustment represents the net cash payments at the closing of the Denville sale to pay down the existing outstanding debt, as well as the net cash payments at the closing of the DSI acquisition, including to pay down the existing outstanding DSI debt.

(c)	Represents the estimated adjustment to step up DSI’s finished goods and work in process inventory to a fair value of approximately $11.5 million, an increase of $3.8 million from the carrying value. The fair value calculation is preliminary and subject to change. The fair value was determined based on the estimated selling price of the inventory less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. After the acquisition, the step-up in inventory fair value of $3.8 million will increase cost of sales over approximately five months as the inventory is sold. This increase is not reflected in the pro forma consolidated statements of operations because it does not have a continuing impact.

(d)	Represents the adjustment to deferred tax assets (net) resulting from the acquisition. The estimated net impact to the deferred tax assets stems primarily from the fair value adjustments for non-deductible purchase accounting fair value adjustments and intangible assets based on an estimated tax rate of approximately 21%. This estimate of deferred income tax balances is preliminary and subject to change based on management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

(e)	Reflects the adjustment of historical intangible assets acquired by the Company to their estimated fair values. As part of the preliminary valuation analysis, the Company identified intangible assets, including technology, trade names, and customer relationships. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows. Since all information required to perform a detailed valuation analysis of DSI’s intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma consolidated financial statements, the Company used certain assumptions. The following table summarizes the estimated fair values of DSI’s identifiable intangible assets and their estimated useful lives (in thousands):

	Estimated Fair Value	Estimated Useful Life in Years	Year ended 31 December 2017 Amortization Expense
Technology	$25,570	8.2	$3,155
IPR&D	1,387	7.4	187
Trade Names	3,524	9.4	374
Customer Relationships	9,837	12.4	792
Total	$40,318
Pro forma amortization expense			$4,508

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma consolidated financial statements.

(f)	Reflects the adjustment to remove DSI’s historical goodwill of $1.9 million and record goodwill associated with the acquisition of approximately $20 million. The differences between the goodwill presented in the unaudited pro forma balance sheet and the goodwill as shown in Note 3 is changes in working capital between December 31, 2017 and the closing of the DSI acquisition.

(g)	Reflects the new term debt incurred to finance the acquisition of DSI, minus the effects of extinguishing the Company’s and DSI’s outstanding debt upon completion of the acquisition. The net increase to debt includes (in thousands):

(in thousands)
Issuance of new term debt	$68,800
Decrease for extinguishment of existing DSI debt, net of deferred financing costs	(9,513)
Decrease for extinguishment of existing Harvard Bioscience debt, net of deferred financing costs	(11,748)
Pro forma adjustment to debt	$47,539

(h)	Represents the estimated adjustment of $0.3 million to decrease the assumed deferred revenue obligations to fair value from the carrying value at December 31, 2017. The calculation of fair value is preliminary and subject to change. The fair value was determined based on the estimated costs to fulfill the remaining performance obligations plus a normal profit margin. After the acquisition, this adjustment will reduce revenue related to the assumed performance obligations as the maintenance services are provided over the next year. This decrease is not reflected in the pro forma consolidated statements of operations because it does not have a continuing impact.

(i)	Represents a $1 million transaction fee owed to a third party consultant, payable on and as of December 31, 2018, as well as $1 million owed to the sellers of DSI, inclusive within the aforementioned $70 million purchase price, and payable subsequent to the closing of the DSI acquisition.

(j)	Represents a liability for the estimated assumed above market lease obligation. The calculation of fair value is preliminary and subject to change. The fair value was determined based on a market assessment of leases at properties of similar condition, location and size. After the acquisition, this adjustment will offset rent expense related to the assumed lease. This offset is not reflected in the pro forma consolidated statements of operations.

(k)	Represents the elimination of DSI’s historical equity.

(l)	This adjustment represents the estimated transaction costs incurred as part of the DSI acquisition. This estimate is preliminary and may be subject to change.

(m)	DSI’s historical results, as shown in the unaudited pro forma consolidated statement of operations, were derived to conform DSI’s fiscal results for the year ended June 30, 2017 to historical results for the year ended December 31, 2017. In order to conform the results, the statement of operations activity for the six months ended December 31, 2016 was removed and replaced with the statement of operations activity for the six months ended December 31, 2017.

(n)	Represents the revenue recorded by Harvard Bioscience during the year ended December 31, 2017 for products and services sold to DSI that would have been eliminated as intercompany revenue as a combined entity.

(o)	Represents the estimated net increase to interest expense resulting from interest on the new term debt to finance the acquisition of DSI, as follows (in thousands):

(in thousands)	Year ended December 31, 2017 Interest Expense
Elimination of Interest Expense - DSI debt	$(639)
Elimination of Interest Expense - Harvard Bioscience debt	(713)
Interest Expense on new term debt	5,601
Pro forma adjustments to Interest Expense	$4,249

The estimated amounts above do not estimate changes in interest rates associated with any of the variable rate debt, nor any future cash flow sweeps as both are unestimable at this time. Actual results could differ materially from the accompanying unaudited pro forma consolidated financial statements.

(p)	This adjustment represents the estimated income tax effect of the pro forma adjustments, as well as the effect of any changes to valuation allowances. The tax effect of the pro forma adjustments was calculated based on the estimated combined statutory rate of 25% at December 31, 2017.